Exhibit 99

                   PFIZER ACHIEVES KEY 2006 FINANCIAL TARGETS

    - Full-Year 2006 Revenues Grew 2 Percent to $48.4 Billion, Key Products Substantially Attained Targets, Nine Exceeded $1 Billion in Sales

    - Full-Year 2006 Reported Diluted EPS Increased to $2.66, Which Included Significant Gain From Sale of Consumer Healthcare Business; Full-Year 2006 Adjusted Diluted EPS(1) Grew 6 Percent to $2.06

    - During Quarter, Pfizer Submitted U.S. Regulatory Filings for Lyrica for Fibromyalgia and for Maraviroc, Four Product Candidates Entered Phase 3 Testing

    - Company to Discuss Key Strategies and Plans at Analyst Meeting This Afternoon

                                Fourth Quarter          Full Year
($ billions, except          -------------------   -------------------
per-share amounts)             2006       2005       2006       2005
--------------------------   --------   --------   --------   --------
Revenues                     $ 12.603   $ 12.547   $ 48.371   $ 47.405
Reported Net Income          $  9.449   $  2.732   $ 19.337   $  8.085
Reported Diluted EPS         $   1.32   $   0.37   $   2.66   $   1.09
Adjusted Income(1)           $  3.047   $  3.591   $ 14.982   $ 14.469
Adjusted Diluted EPS(1)      $   0.43   $   0.49   $   2.06   $   1.95
[see end of text
 prior to tables
 for footnote]

    NEW YORK, Jan. 22 /PRNewswire-FirstCall/ -- Pfizer Inc today announced that revenues for full-year 2006 increased 2 percent, reported diluted EPS grew 144 percent, and adjusted diluted EPS(1) grew 6 percent versus 2005. Revenues in the fourth quarter of 2006 were substantially unchanged, reported diluted EPS grew 257 percent, and adjusted diluted EPS(1) decreased 12 percent versus the comparable quarter in 2005.

    "In the face of many challenges in 2006, we substantially achieved a number of financial targets that we set early in the year," said Pfizer Chairman and Chief Executive Officer Jeffrey B. Kindler. "We took decisive action and delivered solid performance despite challenges, including the significant revenue impact due to the loss of exclusivity of Zithromax and Zoloft in the U.S. We achieved revenue growth of 2 percent for the year. We delivered adjusted diluted EPS(1) of $2.06, in line with our upwardly revised guidance.

    "While we attained nearly all of our financial targets for the year, we continue to face a difficult operating environment, including competitive challenges and the risks inherent in drug development. Our decision to discontinue development of torcetrapib/atorvastatin in early December 2006 was disappointing and brought into sharper focus the need to transform Pfizer over time to succeed in a dynamic healthcare marketplace. We are reviewing every aspect of our business, and I look forward to discussing our priorities when we meet with analysts in New York later today," Mr. Kindler concluded.

    "During the fourth quarter of 2006, we strengthened our commitment to enhancing total return to shareholders," said Vice Chairman David Shedlarz. "We completed the divestiture of the Consumer Healthcare business in the quarter, receiving approximately $16.6 billion in proceeds. Combined with projected strong cash flow from operations over the next several years, these proceeds will be used to make key investments in new products and technologies and to support a strong dividend and an active share purchase program.

    "In December 2006, Pfizer announced a 21-percent increase in its first-quarter 2007 dividend to 29 cents per share. This significant increase builds on a 26-percent dividend increase in 2006. Pfizer has now increased its dividend every year for 40 consecutive years, and in the past 10 years the company's dividend has increased on average 18 percent per year. The company also continued its substantial share purchase program by buying $2.5 billion of its common stock in the fourth quarter of 2006. Pfizer purchased $7.0 billion of common stock during 2006. During the past five years, Pfizer has purchased more than $35 billion of its common stock."

          Pfizer's Pharmaceutical Operations Substantially Meet Targets
                            for Key In-Line Products

    "Worldwide pharmaceutical 2006 revenues met our expectations," said Ian Read, President of Worldwide Pharmaceutical Operations. "We focused on the top-line growth of key in-line medicines, including Lipitor, Celebrex, Lyrica, and Geodon, and we launched Sutent, Eraxis, Chantix, and Exubera in the U.S."

    Worldwide pharmaceutical revenues were $45.1 billion for full-year 2006, a 2-percent increase compared to full-year 2005. In the U.S., revenues increased 4 percent for the full-year 2006 compared to the same period in 2005. A strong performance in the U.S. was driven by growth from several of our core products, including Lipitor (up 6 percent), Celebrex (up 24 percent), Geodon (up 31 percent), Norvasc (up 13 percent), Xalatan (up 12 percent), Zyrtec (up 15 percent), Detrol (up 14 percent), Zyvox (up 20 percent), Vfend (up 27 percent), Aromasin (up 34 percent), and Caduet (up 95 percent), as well as the successful launches of several new medicines.

    Worldwide pharmaceutical operations substantially met the sales targets established at the beginning of the year for several key brands. Notwithstanding our original sales target of more than $13 billion for Lipitor, actual sales totaled $12.886 billion, representing 6-percent growth -- a substantial accomplishment in the face of intense branded and generic competition in the statin market. For Celebrex, sales of $2.039 billion exceeded our original goal of achieving sales of more than $2 billion, demonstrating that we are on our way to rebuilding physician and patient confidence in this important medicine. Worldwide sales of $1.156 billion for Lyrica significantly exceeded both the initial target of more than $900 million and the subsequent, raised target of more than $1 billion, a performance that establishes Lyrica as one of the most successful pharmaceutical market entries in recent years. Geodon reached $758 million in worldwide revenues, just short of our target of about $800 million. Nine Pfizer products surpassed $1 billion in sales in 2006, with Detrol and Lyrica joining this list for the first time.

    Pharmaceutical revenues for the fourth quarter of 2006 were $11.7 billion worldwide, comparable to those in the fourth quarter of 2005, and were $6.1 billion in the U.S., down 3 percent, mainly reflecting the loss of exclusivity of Zoloft in the U.S. in June 2006. Worldwide sales of Celebrex, Geodon, and Lyrica in the fourth quarter of 2006 grew 15 percent, 32 percent, and 131 percent, respectively.

                     New Products Continue to Gain Momentum

    2006 was an exciting year of product launches. Against an original target of six new-product entries in the U.S., we launched four products -- Eraxis, Sutent, Exubera, and Chantix. In Europe, Sutent and Exubera entered the marketplace, and Champix (the trade name for Chantix in Europe) was launched beginning in December 2006. Several key medicines received approval for new indications in 2006, including approvals of Lyrica for central neuropathic pain and generalized anxiety disorder in the EU, and Celebrex for juvenile rheumatoid arthritis in the U.S.

                    Progress Achieved in New-Product Pipeline

    "We continued to advance the candidates in our pipeline during the fourth quarter of 2006," said Dr. John LaMattina, President, Pfizer Global Research and Development. Maraviroc, our CCR5 receptor antagonist to treat HIV infection, was submitted for approval in the U.S. and EU in December 2006. Maraviroc has been accepted for filing and granted an accelerated review in the EU.

    A supplemental NDA filing for Lyrica in the treatment of fibromyalgia was submitted to the FDA on December 20, 2006. Fibromyalgia is characterized by chronic, widespread pain that affects tens of millions of people worldwide, predominantly women. It is frequently accompanied by disturbed sleep, anxious mood, and poor quality of life. Pfizer is excited about Lyrica as a potential breakthrough for patients for treatment in this area and expects approval and launch of this new indication in the U.S. in the second half of 2007.

    Four new programs advanced into Phase 3 during the quarter:

    -- Axitinib, our next-generation anti-angiogenesis agent to treat thyroid cancer,
    -- CP-945,598, our cannabinoid-1 antagonist to treat obesity and its devastating complications,
    -- Sutent for the treatment of metastatic breast cancer, and -- Zithromax/chloroquine to treat malaria, the single greatest killer of children in Africa.

    Pfizer recently provided more detail on its pipeline than ever before with the launch of an on-line site for tracking development compounds across Pfizer's largest-ever pipeline. This new website, launched last month, will be updated twice a year and is available at http://www.pfizer.com/pipeline.

                 Pfizer Achieves Full-Year 2006 Financial Goals

    In reviewing full-year 2006 results, Alan Levin, chief financial officer, said, "Pfizer delivered adjusted diluted EPS(1) of $2.06 for the full year, in line with our most recent guidance and representing growth of 6 percent compared to full-year 2005 adjusted diluted EPS(1) of $1.95. Adjusted diluted EPS(1) was well ahead of our original 2006 guidance of about $1.93 (restated to reflect the sale of our Consumer Healthcare business) due in part to greater savings associated with our broad-based Adapting to Scale (AtS) productivity program (savings of approximately $2.6 billion for the full year versus our original goal of about $2 billion), a lower effective tax rate, and fewer shares outstanding given increased share purchases. Reported diluted EPS of $2.66 included a one-time gain of $1.08 ($7.9 billion) associated with the recently completed divestiture of Pfizer Consumer Healthcare (PCH), among other factors.

    "For the fourth quarter of 2006, adjusted diluted EPS(1) of $.43 declined by 12 percent relative to the comparable period in 2005, reflecting the timing of certain operating expenses in 2006. The cost of sales pre-tax component of adjusted income(1) in the quarter increased by 11 percent, reflecting the timing of implementation of inventory management initiatives, the impact of foreign exchange, and charges related to certain asset writedowns. The R&D pre-tax component of adjusted income(1) in the quarter grew by 22 percent, reflecting timing considerations associated with the advancement of development programs for pipeline products, expenditures associated with in-licensing of a new compound, and the establishment of various research collaborations with third parties, among other factors. Reported net income of $9.4 billion for the fourth quarter included a gain of $7.9 billion on the sale of our Consumer Healthcare business, as well as purchase-accounting-related charges, costs associated with our expanded AtS productivity initiative, and a $320 million charge related to the impairment of intangible assets associated with Depo-Provera, a contraceptive product.

    "We will discuss our forward-looking financial guidance during this afternoon's analyst meeting," Mr. Levin concluded.

    For additional details, please see the attached financial schedules, product revenue tables, supplemental financial information, and Disclosure Notice.

    (1) "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations, cumulative effect of a change in accounting principles, and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended October 1, 2006, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of fourth-quarter and full-year 2006 and 2005 adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS, as well as a reconciliation of the original $1.93 estimate of full-year 2006 adjusted diluted EPS to reported diluted EPS, are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                          Fourth Quarter                            Full Year
                                      -----------------------    % Incr./    -----------------------    % Incr./
                                         2006         2005       (Decr.)        2006         2005       (Decr.)
                                      ----------   ----------   ----------   ----------   ----------   ----------
Revenues                              $   12,603   $   12,547            -   $   48,371   $   47,405            2
Costs and expenses:
 Cost of sales(a)                          2,217        1,982           12        7,640        7,232            6
 Selling,
  informational and
  administrative
  expenses(a)                              4,562        4,356            5       15,589       15,313            2
 Research and
  development
  expenses(a)                              2,412        1,970           22        7,599        7,256            5
 Amortization of
  intangible assets                          815          830           (2)       3,261        3,399           (4)
 Acquisition-related
  in-process
  research and
  development
  charges                                    322            -            *          835        1,652          (49)
 Restructuring
  charges and
  acquisition-
  related costs                              507          573          (12)       1,323        1,356           (2)
 Other
  (income)/deductions
  -- net                                      54         (306)           *         (904)         397            *
Income from
 continuing
 operations before
 provision for
 taxes on income,
 minority interests
 and cumulative
 effect of a
 change in
 accounting
 principles                                1,714        3,142          (45)      13,028       10,800           21
Provision for taxes
 on income                                   223          536          (58)       1,992        3,178          (37)
Minority interests                             2            6          (65)          12           12            4
Income from
 continuing
 operations before
 cumulative
 effect of a change
 in accounting
 principles                                1,489        2,600          (43)      11,024        7,610           45
Discontinued
 operations:
 Income from
  discontinued
  operations -- net
  of tax                                     103          152          (32)         433          451           (4)
 Gains on sales of
  discontinued
  operations -- net
  of tax                                   7,857            3           M+        7,880           47           M+
Discontinued
 operations -- net
 of tax                                    7,960          155           M+        8,313          498           M+
Income before
 cumulative effect
 of a change in
 accounting
 principles                                9,449        2,755          243       19,337        8,108          138
Cumulative effect of
 a change in
 accounting
 principles -- net
 of tax                                        -          (23)           *            -          (23)           *
Net income                            $    9,449   $    2,732          246   $   19,337   $    8,085          139
Earnings per common
 share - Basic:
 Income from
  continuing
  operations before
  cumulative
  effect of a change
  in accounting
  principles                          $     0.21   $     0.35          (40)  $     1.52   $     1.03           48
 Discontinued
  operations -- net
  of tax                                    1.11         0.02           M+         1.15         0.07           M+
 Income before
  cumulative effect
  of a change in
  accounting
  principles                                1.32         0.37          257         2.67         1.10          143
 Cumulative effect
  of a change in
  accounting
  principles                                   -            -            -            -            -            -
 Net income                           $     1.32   $     0.37          257   $     2.67   $     1.10          143
Earnings per common
 share - Diluted:
 Income from
  continuing
  operations before
  cumulative
  effect of a change
  in accounting
  principles                          $     0.21   $     0.35          (40)  $     1.52   $     1.02           49
 Discontinued
  operations -- net
  of tax                                    1.11         0.02           M+         1.14         0.07           M+
 Income before
  cumulative effect
  of a change in
  accounting
  principles                                1.32         0.37          257         2.66         1.09          144
 Cumulative effect
  of a change in
  accounting
  principles                                   -            -            -            -            -            -
 Net income                           $     1.32   $     0.37          257   $     2.66   $     1.09          144
Weighted-average shares
 used to calculate earnings
 per common share:
 Basic                                     7,144        7,327                     7,242        7,361
 Diluted                                   7,171        7,368                     7,274        7,411

(a) Exclusive of amortization of intangible assets, except as discussed in footnote 4 below.

*    Calculation not meaningful.

M+ Change greater than one-thousand percent.
Certain amounts and percentages may reflect rounding adjustments.

1. The above financial statement presents the three-month and twelve-month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year.
2. In December 2006, we sold our Consumer Healthcare business for approximately $16.6 billion. The above financial statement reflects this business as discontinued operations for all periods through December 20, 2006, including our international subsidiaries.

3. As required, the estimated value of Acquisition-related in-process research and development charges(IPR&D) is expensed at acquisition date. In 2006, we expensed $835 million of IPR&D, of which $322 million related to our acquisition of PowderMed Ltd. in the fourth quarter and $513 million primarily related to our acquisition of Rinat Neurosciences Corp. in the second quarter. In 2005, we expensed $1.7 billion of IPR&D, of which $1.4 billion related to our acquisition of Vicuron Pharmaceuticals, Inc in the third quarter and $262 million related primarily to our acquisition of Idun Pharmaceuticals, Inc. in the second quarter.
4. Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.
5. Other (income)/deductions -- net for the fourth quarter and full year 2006 includes a charge of $320 million related to the impairment of the Depo-Provera intangible asset and, for the full year 2005, includes a charge of $1.2 billion related to the impairment of the Bextra intangible asset.
6. Discontinued operations -- net of tax is primarily related to our Consumer Healthcare business.
7. Provision for taxes on income in the full year 2006 includes a downward revision ($124 million) of the estimated tax costs related to repatriation of foreign earnings in 2005 and tax benefits associated with the resolution of certain tax positions ($441 million). Full year 2005 includes tax benefits associated with the resolution of certain tax positions ($586 million) and a tax provision related to the repatriation of foreign earnings of $1.7 billion.

                       PFIZER INC AND SUBSIDIARY COMPANIES
    RECONCILIATION FROM REPORTED NET INCOME AND REPORTED DILUTED EARNINGS PER
        SHARE TO ADJUSTED INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                          Fourth Quarter                            Full Year
                                      -----------------------    % Incr./    -----------------------    % Incr./
                                         2006         2005       (Decr.)        2006         2005       (Decr.)
                                      ----------   ----------   ----------   ----------   ----------   ----------
Reported net income                   $    9,449   $    2,732          246   $   19,337   $    8,085          139
Purchase accounting
 adjustments -- net of
 tax                                         899          569           58        3,131        3,967          (21)
Acquisition-related
 costs -- net of tax                           5          214          (98)          14          599          (98)
Discontinued operations
 -- net of tax                            (7,960)        (155)          M+       (8,313)        (498)          M+
Cumulative effect of a
 change in accounting
 principles -- net of tax                      -           23            *            -           23            *
Certain significant
 items -- net of tax                         654          208          214          813        2,293          (65)
Adjusted income                       $    3,047   $    3,591          (15)  $   14,982   $   14,469            4

Reported diluted
 earnings per common
 share                                $     1.32   $     0.37          257   $     2.66   $     1.09          144
Purchase accounting
 adjustments -- net of
 tax                                        0.13         0.08           63         0.43         0.54          (20)
Acquisition-related
 costs -- net of tax                           -         0.03            *            -         0.08            *
Discontinued operations
 -- net of tax                             (1.11)       (0.02)          M+        (1.14)       (0.07)          M+
Cumulative effect of a
 change in accounting
 principles -- net of tax                      -            -            *            -            -            *
Certain significant
 items -- net of tax                        0.09         0.03          200         0.11         0.31          (65)
Adjusted diluted
 earnings per common
 share                                $     0.43   $     0.49          (12)  $     2.06   $     1.95            6

*   Calculation not meaningful.
M+  Change greater than one thousand percent.
Certain amounts and percentages may reflect rounding adjustments.

1. The above reconciliation presents the three-month and twelve-month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year.
2. Adjusted income and Adjusted diluted earnings per common share as shown above reflect the following items:

(millions of dollars)

                                                 Fourth Quarter               Full Year
                                             -----------------------   -----------------------
                                                2006         2005         2006         2005
                                             ----------   ----------   ----------   ----------
Purchase accounting adjustments:
   In-process research and
    development charges(a)                   $      322   $        -   $      835   $    1,652
   Intangible amortization and
    other(b)                                        806          802        3,220        3,289
   Total purchase accounting
    adjustments, pre-tax                          1,128          802        4,055        4,941
   Income taxes                                    (229)        (233)        (924)        (974)
       Total purchase accounting
        adjustments -- net of tax                   899          569        3,131        3,967
Acquisition-related costs:
   Integration costs(c)                              13          159           21          543
   Restructuring charges(c)                          (1)         149            6          375
   Total acquisition-related costs,
    pre-tax                                          12          308           27          918
   Income taxes                                      (7)         (94)         (13)        (319)
       Total acquisition-related
        costs -- net of tax                           5          214           14          599
Discontinued operations:
   Income from discontinued
    operations(d)                                  (150)        (230)        (643)        (695)
   Gains on sales of discontinued
    operations(d)                               (10,206)          (5)     (10,243)         (77)
   Total discontinued operations,
    pre-tax                                     (10,356)        (235)     (10,886)        (772)
   Income taxes                                   2,396           80        2,573          274
       Total discontinued
        operations -- net of tax                 (7,960)        (155)      (8,313)        (498)
Cumulative effect of a change in
 accounting principles -- net of tax                  -           23            -           23
Certain significant items:
   Asset impairment charges and
    other associated costs(e)                       320           24          320        1,240
   Sanofi-aventis research and
    development milestone(f)                          -            -         (118)           -
   Restructuring charges - Adapting
    to Scale(c)                                     495          265        1,296          438
   Implementation costs - Adapting
    to Scale(g)                                     241          192          788          325
   Gain on disposals of investments
    and other(h)                                    (13)        (134)        (173)        (134)
   Total certain significant items,
    pre-tax                                       1,043          347        2,113        1,869
   Income taxes                                    (389)        (104)        (735)        (654)
   Resolution of certain tax
    positions(i)                                      -            -         (441)        (586)
   Tax impact for the repatriation
    of foreign earnings(i)                            -          (35)        (124)       1,664
       Total certain significant
        items -- net of tax                         654          208          813        2,293

Total purchase accounting adjustments,
 acquisition-related costs,
 discontinued operations, cumulative
 effective of a change in accounting
 principles and certain significant
 items -- net of tax                         $   (6,402)  $      859   $   (4,355)  $    6,384

(a) Included in Acquisition-related in-process research and development charges.
(b)  Included primarily in Amortization of intangible assets.
(c)  Included in Restructuring charges and acquisition-related costs.
(d) Discontinued operations -- net of tax is primarily related to our Consumer Healthcare business.
(e) Included primarily in Other (income)/deductions -- net. For the fourth quarter and full year 2006, includes $320 million related to the impairment of the Depo-Provera intangible asset, and for the full year 2005, includes $1.2 billion related to the impairment of the Bextra intangible asset.
(f)  Included in Research and development expenses.
(g) Included in Cost of sales ($114 million), Selling, informational and administrative expenses ($83 million) and Research and development expenses ($44 million) for the three months ended December 31, 2006 and included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million) and in Other (income)/deductions-net ($23 million income) for the full year ended December 31, 2006. Included in Cost of sales ($87 million), Selling, informational and administrative expenses ($75 million) and Research and development expenses ($30 million) for the three months ended December 31, 2005 and included in Cost of sales ($124 million), Selling, informational and administrative expenses ($151 million), Research and development expenses ($50 million) for the full year ended December 31, 2005.
(h)  Included in Other (income)/deductions -- net.
(i)  Included in Provision for taxes on income.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               FOURTH QUARTER 2006
                              (millions of dollars)

                                  WORLDWIDE                       U.S.                      INTERNATIONAL
                         ---------------------------   ---------------------------   ---------------------------
                           2006      2005     % Chg      2006      2005     % Chg      2006      2005     % Chg
                         -------   -------   -------   -------   -------   -------   -------   -------   -------
TOTAL
REVENUES                  12,603    12,547         -     6,404     6,609        (3)    6,199     5,938         4

PHARMA-
CEUTICAL                  11,666    11,653         -     6,055     6,246        (3)    5,611     5,407         4

- CARDIOVASCULAR
  AND
  METABOLIC
  DISEASES                 5,243     5,068         3     2,865     2,787         3     2,378     2,281         4

  LIPITOR                  3,335     3,357        (1)    1,945     2,069        (6)    1,390     1,288         8
  NORVASC                  1,317     1,244         6       686       613        12       631       631         -
  CARDURA                    140       146        (4)        2         2        35       138       144        (4)
  CADUET                     115        65        77       109        63        71         6         2       333
  ACCUPRIL/
  ACCURETIC                   68        44        56         5       (25)     (122)       63        69        (9)
  CHANTIX/
  CHAMPIX                     68         -         *        68         -         *         -         -         *

- CENTRAL
  NERVOUS
  SYSTEM
  DISORDERS                1,251     1,673       (25)      597     1,023       (42)      654       650         1

  ZOLOFT                     166       808       (79)       76       653       (88)       90       155       (42)
  LYRICA                     353       153       131       214        82       160       139        71        98
  GEODON/
  ZELDOX                     210       159        32       176       131        34        34        28        24
  NEURONTIN                  120       141       (15)       18        27       (34)      102       114       (11)
  ARICEPT**                   98        90         9         -         -         *        98        90         8
  XANAX/
  XR                          81       102       (21)       15        35       (59)       66        67        (1)
  RELPAX                      81        63        27        52        38        38        29        25        11

- ARTHRITIS
  AND PAIN                   737       650        13       477       402        19       260       248         5

  CELEBREX                   540       472        15       412       357        16       128       115        12

- INFECTIOUS
  AND
  RESPIRATORY
  DISEASES                   866     1,111       (22)      256       513       (50)      610       598         2

  ZYVOX                      223       164        36       144       118        22        79        46        70
  ZITHROMAX/
  ZMAX                       109       402       (73)       (3)      262      (101)      112       140       (20)
  VFEND                      148       112        31        49        40        23        99        72        36
  DIFLUCAN                   109       128       (15)      (13)       (1)       M+       122       129        (5)

- UROLOGY                    754       727         4       429       410         5       325       317         3

  VIAGRA                     450       430         5       222       212         5       228       218         5
  DETROL/
  DETROL LA                  290       283         2       201       193         5        89        90        (3)

- ONCOLOGY                   641       497        29       273       167        64       368       330        11

  CAMPTOSAR                  235       237        (1)      127       124         3       108       113        (4)
  ELLENCE                     76        94       (20)       11        17       (33)       65        77       (17)
  AROMASIN                    91        71        29        30        25        23        61        46        33
  SUTENT                     104         -         *        69         -         *        35         -         *

- OPHTHALMOLOGY              396       362         9       123       116         6       273       246        11

  XALATAN/
  XALACOM                    391       361         8       123       116         6       268       245         9

- ENDOCRINE
  DISORDERS                  261       266        (2)       67        86       (23)      194       180         7

  GENOTROPIN                 209       204         3        61        60         2       148       144         3

- ALL OTHER                1,127       991        14       746       559        33       381       432       (11)

  ZYRTEC/
  ZYRTEC D                   374       327        14       374       327        14         -         -         *

- ALLIANCE
  REVENUE
  (Aricept,
  Macugen,
  Mirapex,
  Olmetec,
  Rebif and
  Spiriva)                   390       308        26       222       183        21       168       125        34

ANIMAL
HEALTH                       655       630         4       281       283        (1)      374       347         8

OTHER ***                    282       264         7        68        80       (15)      214       184        16

*   - Calculation not meaningful.
** - Represents direct sales under license agreement with Eisai Co., Ltd. *** - Includes Capsugel and Pfizer CenterSource.
M+  - Change greater than one-thousand percent.
Certain amounts and percentages may reflect rounding adjustments.
Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               TWELVE MONTHS 2006
                              (millions of dollars)

                                  WORLDWIDE                       U.S.                      INTERNATIONAL
                         ---------------------------   ---------------------------   ---------------------------
                           2006      2005     % Chg      2006      2005     % Chg      2006      2005     % Chg
                         -------   -------   -------   -------   -------   -------   -------   -------   -------
TOTAL
REVENUES                  48,371    47,405         2    25,822    24,751         4    22,549    22,654         -

PHARMA-
CEUTICAL                  45,083    44,269         2    24,503    23,471         4    20,580    20,798        (1)

- CARDIOVASCULAR
  AND
  METABOLIC
  DISEASES                19,871    18,732         6    11,124    10,036        11     8,747     8,696         1

  LIPITOR                 12,886    12,187         6     7,849     7,401         6     5,037     4,786         5
  NORVASC                  4,866     4,706         3     2,500     2,222        13     2,366     2,484        (5)
  CARDURA                    538       586        (8)        7         7         -       531       579        (8)
  CADUET                     370       185        99       349       179        95        21         6       241
  ACCUPRIL/
  ACCURETIC                  266       294       (10)       29        22        37       237       272       (13)
  CHANTIX/
  CHAMPIX                    101         -         *       101         -         *         -         -         *

- CENTRAL
  NERVOUS
  SYSTEM
  DISORDERS                6,038     6,391        (6)    3,635     3,816        (5)    2,403     2,575        (7)

  ZOLOFT                   2,110     3,256       (35)    1,752     2,573       (32)      358       683       (47)
  LYRICA                   1,156       291       297       717       111        M+       439       180       144
  GEODON/
  ZELDOX                     758       589        29       631       483        31       127       106        20
  NEURONTIN                  496       639       (22)       91       159       (43)      405       480       (16)
  ARICEPT**                  358       346         4         1         -         *       357       346         4
  XANAX/XR                   316       409       (23)       70       141       (50)      246       268        (8)
  RELPAX                     286       233        23       185       143        30       101        90        11

- ARTHRITIS
  AND PAIN                 2,711     2,386        14     1,781     1,377        29       930     1,009        (8)

  CELEBREX                 2,039     1,730        18     1,577     1,267        24       462       463         -

- INFECTIOUS
  AND
  RESPIRATORY
  DISEASES                 3,474     4,770       (27)    1,222     2,449       (50)    2,252     2,321        (3)

  ZYVOX                      782       618        27       527       438        20       255       180        42
  ZITHROMAX/
  ZMAX                       638     2,025       (69)      210     1,497       (86)      428       528       (19)
  VFEND                      515       397        30       178       140        27       337       257        31
  DIFLUCAN                   435       498       (13)      (17)      (17)       (3)      452       515       (12)

- UROLOGY                  2,809     2,684         5     1,586     1,497         6     1,223     1,187         3

  VIAGRA                   1,657     1,645         1       796       802        (1)      861       843         2
  DETROL/
  DETROL LA                1,100       988        11       769       675        14       331       313         5

- ONCOLOGY                 2,191     1,996        10       887       701        26     1,304     1,295         1

  CAMPTOSAR                  903       910         -       491       471         4       412       439        (6)
  ELLENCE                    312       367       (15)       54        73       (26)      258       294       (12)
  AROMASIN                   320       247        30       113        85        34       207       162        27
  SUTENT                     219         -         *       167         -         *        52         -         *

- OPHTHAL-
  MOLOGY                   1,461     1,373         6       483       432        12       978       941         4

  XALATAN/
  XALACOM                  1,453     1,372         6       483       432        12       970       940         3

- ENDOCRINE
  DISORDERS                  985     1,049        (6)      258       341       (24)      727       708         3

  GENOTROPIN                 795       808        (2)      230       239        (4)      565       569        (1)

- ALL OTHER                4,169     3,823         9     2,711     2,205        23     1,458     1,618       (10)

  ZYRTEC/
  ZYRTEC D                 1,569     1,362        15     1,569     1,362        15         -         -         *

- ALLIANCE
  REVENUE
  (Aricept,
  Macugen,
  Mirapex,
  Olmetec,
  Rebif and
  Spiriva)                 1,374     1,065        29       816       617        32       558       448        25

ANIMAL
HEALTH                     2,311     2,206         5     1,032       993         4     1,279     1,213         5

OTHER ***                    977       930         5       287       287         -       690       643         7

*   - Calculation not meaningful.
** - Represents direct sales under license agreement with Eisai Co., Ltd. *** - Includes Capsugel and Pfizer CenterSource.

M+  - Change greater than one-thousand percent.
Certain amounts and percentages may reflect rounding adjustments.
Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                       SUPPLEMENTAL FINANCIAL INFORMATION

    1) Revenue Growth

    Fourth-quarter 2006 revenues were substantially unchanged and full-year 2006 revenues increased 2% compared to the same periods in 2005, due primarily to the solid aggregate performance of our broad portfolio of patent-protected medicines and an aggregate year-over-year increase in revenues from new products launched in 2004, 2005, and 2006, largely offset by the impact of the loss of U.S. exclusivity on Zoloft in June 2006, as well as on Zithromax in November 2005.

    Revenues in the fourth quarter of 2006 were also impacted by the weakening of the U.S. dollar relative to many foreign currencies (especially the euro), which increased revenue by $164 million. Revenues for the full-year of 2006 were impacted by the strengthening of the U.S. dollar relative to many foreign currencies (especially the euro and Japanese yen), which decreased revenue by $279 million.

    2) Change in Cost of Sales

    The Cost of Sales pre-tax component of adjusted income(1) increased 11% in the fourth quarter and 3% for the full year of 2006 compared to the same periods in 2005. Reported cost of sales increased 12% in the fourth quarter of 2006 and increased 6% for the full year of 2006 compared to the same periods in 2005. The increase in the fourth quarter primarily reflects the timing of implementation of inventory management initiatives, the impact of foreign exchange, and charges related to certain asset writedowns. Full-year cost of sales growth reflects these same considerations, partially offset by the impact of changes in 2006 sales mix during the first half of the year and the realization of savings associated with our Adapting to Scale (AtS) productivity initiatives, among other factors. In addition, cost of sales includes charges of $114 million and $87 million related to our AtS productivity initiative for the fourth quarter of 2006 and 2005, and $392 million and $124 million for the twelve months ended December 31, 2006 and 2005.

    3) Change in Selling, Informational & Administrative (SI&A) Expenses and Research & Development (R&D) Expenses

    SI&A expenses increased 5% and 2% in the fourth quarter and full year of 2006, compared to the same periods in 2005.

    R&D expenses, excluding acquisition-related in-process research and development charges (IPR&D), grew 22% and 5% in the fourth quarter and full year of 2006 compared to the same periods in 2005. The increases reflect timing considerations associated with the advancement of development programs for pipeline products, expenditures associated with in-licensing of a new compound, and the establishment of various research collaborations with third parties, among other factors. IPR&D charges of $322 million primarily related to the acquisition of PowderMed Ltd. were recorded in the fourth quarter of 2006. Full-year 2006 IPR&D charges were $835 million, primarily related to the acquisition of PowderMed, Ltd. and Rinat Neuroscience Corp. In full-year 2005, we recorded IPR&D charges of $1.4 billion for the acquisition of Vicuron Pharmaceuticals, Inc., as well as $262 million, related primarily to our acquisition of Idun Pharmaceuticals Inc.

    SI&A and R&D expenses include charges of $83 million and $44 million related to AtS implementation costs in the fourth quarter of 2006, and $243 million and $176 million in the full year of 2006. SI&A and R&D expenses included charges of $75 million and $30 million related to AtS implementation costs in the three months ended December 31, 2005, and $151 million and $50 million in the twelve months of 2005.

    4) Savings and Costs Relating to Productivity Initiatives

    Our Adapting to Scale (AtS) productivity initiative, launched in the first quarter of 2005, involves a comprehensive, multi-year review of our processes, organizations, systems, and decision making to identify and capitalize on opportunities to make the company more effective and efficient. Savings realized during 2006 were approximately $2.6 billion for the full year of 2006, exceeding our original goal of about $2.0 billion for the year.

    Costs relating to the AtS productivity initiative were $736 million and $2.1 billion for the fourth quarter and full year of 2006, compared to $457 million and $763 million in the fourth quarter and full year of 2005. Fourth-quarter and full-year 2006 costs included a provision for reductions in the U.S. pharmaceutical field force.

    5) Other Income and Other Deductions

                                  Fourth Quarter          Full Year
                               -------------------   -------------------
($ millions)                     2006       2005*      2006       2005*
----------------------------   --------   --------   --------   --------
Net Interest (Income)/
 Expense                       $   (160)  $   (110)  $   (437)  $   (269)
Asset Impairment Charges            320          7        320      1,159

Royalties                          (117)       (87)      (395)      (320)

Gains on Disposals of
 Investments/ Product
 Lines                               (9)      (114)      (233)      (172)

Other, Net                           20         (2)      (159)        (1)

Other (Income)/Deductions
-Net                           $     54   $   (306)  $   (904)  $    397

*   Certain 2005 amounts were reclassified to conform to the 2006 presentation.

    In the fourth quarter of 2006, we recorded a charge of $320 million related to the impairment of our Depo-Provera intangible asset. In connection with the decision to suspend sales of Bextra in the first quarter of 2005, we recorded a charge of $1.1 billion relating to the impairment of our Bextra intangible asset.

    6) Effective Tax Rate

                         Fourth Quarter       Full Year
                         --------------       ---------
2005 Reported(a)                   17.1%           29.4%(c)

2005 Adjusted(a)(b)                21.8%           21.8%

2006 Reported(a)                   13.0%(d)        15.3%(e)

2006 Adjusted(a)(b)                21.7%(f)        22.0%(f)

(a) 2005 and 2006 Reported and Adjusted are based on income from continuing operations and therefore exclude the results of our divested Consumer Healthcare business.
(b) Used in the calculation of Adjusted income(1).
(c) The reported tax rate in 2005 reflects tax costs associated with our program in 2005 to repatriate foreign earnings under the American Jobs Creation Act; the impact of a $1.4 billion charge for acquired IPR&D, which is not deductible for tax purposes; and the favorable resolution of certain tax positions.
(d) The reported tax rate for the fourth quarter of 2006 reflects the retroactive reenactment of the R&D tax credit in the U.S. in December 2006, the full amount of which was recorded in the fourth quarter of 2006.
(e) The reported tax rate for full-year 2006 reflects the favorable resolution of certain tax positions, a favorable tax-law change in the first quarter, a downward revision of the estimated tax costs related to the repatriation of foreign earnings in 2005, the retroactive reenactment of the R&D tax credit in the U.S. in December 2006, and the impact of the sale of our Consumer Healthcare business, among other factors.
(f) The fourth-quarter and full-year 2006 effective tax rate on Adjusted income(1) benefited from the retroactive reenactment of the R&D tax credit in the U.S. in December 2006. The full amount of this benefit was recorded in the fourth quarter of 2006.

    7) Reconciliation of Original* Forecasted 2006 Adjusted Income(1) and Adjusted Diluted EPS(1) to Original* Forecasted 2006 Reported Net Income and Reported Diluted EPS

                                                Full Year 2006 Original*
                                                        Forecast
                                            --------------------------------
($ billions, except per-share amounts)       Net Income(a)    Diluted EPS(a)
-----------------------------------------   ---------------   --------------
Income/(Expense)
Forecasted Adjusted Income/Diluted EPS(1)        ~$14.5           ~$1.93
Purchase Accounting Impacts, Net of Tax           (2.3)           (0.31)
Adapting-to-Scale Costs, Net of Tax           (1.4 - 1.7)      (0.19 - 0.23)
Income From Discontinued Operations,
 Net of Tax(b)                                     0.5             0.07
Resolution of Certain Tax Positions                0.4             0.06
Forecasted Reported Net Income/Diluted
 EPS                                        ~ $11.4 - $11.7   ~$1.52 - $1.56

*   Adapted from forecast disclosed on Form 8-K, filed on February 10, 2006.

(a) Forecasts in the table exclude the effects of business-development transactions not completed as of December 31, 2005. Forecasts in the table do not include the potential impact from a substantial prospective gain on the divestiture of our Consumer Healthcare business, as well as costs related to our recently announced sales-force restructuring.

(b) Primarily reflects the reclassification of our Consumer Healthcare business to discontinued operations.

    8) Consumer Healthcare

    We completed the sale of our Consumer Healthcare business on December 20, 2006. Revenues from our Consumer Healthcare business were $1.1 billion and $4.0 billion for the fourth quarter and full year of 2006, respectively. Income from discontinued operations -- net of tax, was $8.3 billion for the full year of 2006, including the fourth-quarter gain on sale of our Consumer Healthcare business of $7.9 billion.

    9) Share-Purchase Program

    In total, the Company purchased approximately 266 million shares at a total cost of about $7 billion during 2006, including about 94 million shares (about $2.5 billion) in the fourth quarter. In June 2006, the Board of Directors increased our share-purchase authorization from $5 billion to $18 billion.

    (1) "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations, cumulative effect of a change in accounting principles and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended October 1, 2006, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of fourth-quarter and full-year 2006 and 2005 adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS as well as a reconciliation of the original $1.93 estimate of full-year 2006 adjusted diluted EPS to reported diluted EPS, are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

    DISCLOSURE NOTICE: The information contained in this document and the attachments is as of January 22, 2007. The Company assumes no obligation to update any forward-looking statements contained in this document or the attachments as a result of new information or future events or developments.

    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business plans and prospects, in-line products, and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; the success of external business development activities; competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future regulatory provisions on product exclusivity; trends toward managed care and health care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use; the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment, and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative, including the projected benefits of the broadening of this initiative over the next few years. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in its reports on Forms 10-Q and 8-K.

    This document may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

SOURCE  Pfizer Inc
    -0-                             01/22/2007
    /CONTACT: Media, Andy McCormick, +1-212-733-5469, or Paul Fitzhenry, +1-212-733-4637, or Investors, Ron Aldridge, +1-212-573-3685, or Carol
Schimmelpfenneg, +1-212-573-2718, all of Pfizer Inc/
    /Company News On-Call: Pfizer's press releases are available through PR
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    (PFE)